Exhibit 99.1

GENERAL GROWTH PROPERTIES REPORTS SECOND QUARTER RESULTS

Mall NOI Increases 6.4%; Raises 2012 Guidance and Quarterly Dividend

Chicago, Illinois, August 1, 2012 — General Growth Properties, Inc. (the “Company”) (NYSE: GGP) today reported results for the quarter ended June 30, 2012.

Results for the Quarter Ended June 30, 2012

Core Funds From Operations (“Core FFO”) was $228.3 million, or $0.23 per diluted share, as compared to $184.0 million, or $0.18 per diluted share, in the prior year period, an increase of 24.1%.

Core Net Operating Income (“Core NOI”) was $521.3 million as compared to $491.8 million in the prior year period, an increase of 6.0%.  For the mall portfolio, Core NOI was $511.2 million as compared to $480.6 million in the prior year period, an increase of 6.4%. On a same-store basis, Core NOI for the U.S. regional mall portfolio was $496.1 million as compared to $476.5 million in the prior year period, an increase of 4.1%.

Net loss attributable to common stockholders, which is impacted primarily by depreciation and a non-cash accounting adjustment for warrants outstanding, was $107.9 million, or $0.12 per diluted share, as compared to net loss of $203.0 million, or $0.22 per diluted share, in the prior year period.

Results for the Six Months Ended June 30, 2012

Core FFO was $450.3 million, or $0.45 per diluted share, as compared to $392.1 million, or $0.39 per diluted share, in the prior year period, an increase of 14.9%.

Core NOI was $1,044.6 million as compared to $998.2 million in the prior year period, an increase of 4.6%.  For the mall portfolio, Core NOI was $1,024.4 million as compared to $975.4 million in the prior year period, an increase of 5.0%. On a same-store basis, Core NOI for the U.S. regional mall portfolio was $1,000.0 million as compared to $960.2 million in the prior year period, an increase of 4.1%.

Net loss attributable to common stockholders, which is impacted primarily by depreciation and a non-cash accounting adjustment for warrants outstanding, was $305.5 million, or $0.33 per diluted share, as compared to net loss of $197.4 million, or $0.21 per diluted share, in the prior year period.

Operational Highlights

•       Tenant sales increased 9.0% to $533 per square foot on a trailing 12-month basis.

•       Regional mall leased percentage was 94.3% at quarter end, an increase of 110 basis points from June 30, 2011.

•       For leases commencing in 2012, initial rental rates on a suite-to-suite basis are $60.69 per square foot, an increase of 9.6% or $5.31 per square foot compared to the rental rate for expiring leases.

Guidance

Core FFO for full year 2012 is expected to be $0.95 to $0.97 per diluted share. Core FFO for the third quarter 2012 is expected to be $0.22 to $0.24 per diluted share.

The following table provides a reconciliation of the range of estimated diluted net income (loss) attributable to common stockholders per share to estimated diluted FFO per share and diluted Core FFO per share.

	For the three months ending September 30, 2012		For the year ending December 31, 2012
	Low End	High End	Low End	High End
Net income (loss) attributable to common stockholders	$(0.01)	$0.01	$(0.35)	$(0.33)
Depreciation, including share of joint ventures	0.22	0.22	0.95	0.95
Gain / loss on property dispositions	--	--	--	--
Funds From Operations	0.21	0.23	0.60	0.62
Adjustments (1)	0.01	0.01	0.35	0.35
Core Funds From Operations	$0.22	$0.24	$0.95	$0.97

(1)          Refer to the Supplemental Information package for the nature of adjustments to reconcile FFO to Core FFO; adjustments for the year include actual warrant adjustment amounts. The Supplemental Information package is available in the Investors section of the Company’s website at www.ggp.com.

The guidance estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and previously disclosed. The guidance also reflects management’s view of capital market conditions. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions or capital markets activity. Earnings per share estimates may be subject to fluctuations as a result of several factors, including any gains or losses associated with disposition activity. By definition, FFO and Core FFO does not include real estate-related depreciation and amortization or gains or losses associated with property disposition activities. This guidance is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

Common Share Dividend

Today the Company announced that its Board of Directors declared a third quarter common stock dividend of $0.11 per share payable on October 29, 2012 to stockholders of record on October 15, 2012, representing an increase of $0.01 per share from the prior quarter.

Capital Markets

As previously disclosed, GGP financed $3.05 billion ($2.74 billion at share) of property-level financings during the second quarter 2012. The new mortgages have a weighted average interest rate and term of 4.20% and nine years, respectively, as compared to a rate of 5.24% and a remaining term-to-maturity of 3.9 years. In addition, the financings eliminated $640 million of recourse to GGP and eliminated the cross collateralization provision between Fashion Show and The Grand Canal Shoppes/The Shoppes at The Palazzo. The transactions generated $329 million of net proceeds after repayment of existing mortgage notes.

For the six months ended June 30, 2012, GGP financed $3.18 billion ($2.87 billion at share). The new mortgages have a weighted average interest rate and term of 4.24% and 9.1 years, respectively, as compared to a rate of 5.22% and a remaining term-to-maturity of 3.7 years.

Since June 30, GGP has closed on an additional $440 million of property-level financings related to the Apache and North Star Malls. The new mortgages have a weighted average interest rate and term of 4.02% and nine years, respectively, as compared to a rate of 4.43% and a remaining term-to-maturity of 2.5 years.

Acquisitions and Dispositions

GGP completed the following transactions during the quarter:

•                  Acquired the remaining 49% interest in The Oaks Mall in Gainesville, Florida and Westroads Mall in Omaha, Nebraska from its joint venture partner for approximately $191.2 million, representing a cap rate of approximately 7.8%. The acquisition was funded with $97.6 million of cash and the assumption of $93.6 million of existing mortgage debt. As a result of the transaction the Company now owns 100% of these properties which generate approximately $415 of sales per square foot.

•                  Acquired 11 Sears anchor pads (five fee interests and six long-term leasehold interests) for purposes of redevelopment or remerchandising for $270.0 million. The transaction was announced on February 23, 2012 and closed on April 17, 2012.  The acquisition comprises approximately 1.8 million square feet.

•                  Subsequent to quarter end, the Company disposed of Foothills Mall for $39.7 million.  The sale proceeds were primarily used to retire the associated mortgage debt.  Foothills Mall is located in Fort Collins, Colorado and comprises approximately 745,000 square feet of GLA.

Development Activity

GGP currently has four development projects underway at Fashion Show in Las Vegas, NV; Glendale Galleria in Glendale, CA; North Point in Alpharetta, GA; and Northridge Fashion Center in Northridge, CA.  These projects are expected to be completed in 2013.

Investor Conference Call

On Thursday, August 2, 2012, the Company will host a conference call at 9:00 a.m. CDT (10:00 a.m. EDT). The conference call will be accessible by telephone and through the Internet. Interested parties can access the call by dialing 877.845.1018 (international 707.287.9345). A live webcast of the conference call will be available in listen-only mode in the Investors section at www.ggp.com. Interested parties should access the conference call or website 10 minutes prior to the beginning of the call in order to register.

For those unable to listen to the call live, a replay will be available beginning at 1:00 p.m. EDT on August 2, 2012, through August 16, 2012. To access the replay, dial 855.859.2056 (international 404.537.3406) conference ID 94096290. A replay of the call will be available on the Company’s website in the Investors section.

Supplemental Information

The Company has prepared a supplemental information report available on www.ggp.com in the Investors section. This information also has been furnished with the Securities and Exchange Commission as an exhibit on Form 8-K.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statement are based on reasonable assumption, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to,  the Company’s ability to refinance, extend, restructure or repay near and intermediate term debt, its indebtedness, its ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, its liquidity demands, retail and economic conditions. The Company discusses these and other risks and uncertainties in its annual and quarterly periodic reports filed with the Securities and Exchange Commission. The Company may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

General Growth Properties, Inc.

General Growth Properties, Inc. is a fully integrated, self-managed and self-administered real estate investment trust focused on owning, managing, leasing, and redeveloping regional malls throughout the United States and Brazil. The Company currently owns, or has an interest in, 150 regional shopping malls comprising approximately 141.4 million square feet of gross leasable area. The Company is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.  For further information please visit www.GGP.com.

Contact:	Kevin Berry
kevin.berry@ggp.com
(312) 960-5529

NON-GAAP SUPPLEMENTAL FINANCIAL MEASURES AND DEFINITIONS

NET OPERATING INCOME (NOI) AND CORE NOI

The Company believes NOI is a useful supplemental measure of the Company’s operating performance.  The Company defines NOI as operating revenues (rental income, tenant recoveries and other income) less property and related expenses (real estate taxes, property maintenance costs, marketing, other property expenses and provision for doubtful accounts).  NOI has been reflected on a proportionate basis (at the Company’s ownership share).  Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs.  Because NOI excludes general and administrative expenses, interest expense, retail investment property impairment or non-recoverable development costs, depreciation and amortization, gains and losses from property dispositions, allocations to noncontrolling interests, strategic initiatives, provision for income taxes, discontinued operations and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact on operations from trends in occupancy rates, rental rates and operating costs. This measure provides an operating perspective not immediately apparent from GAAP operating or net income (loss) attributable to common stockholders. The Company uses NOI to evaluate its operating performance on a property-by-property basis because NOI allows the Company to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results, gross margins and investment returns.

In addition, management believes NOI provides useful information to the investment community about the Company’s operating performance. However, due to the exclusions noted above, NOI should only be used as an alternative measure of the Company’s financial performance.

CORE NOI excludes the NOI impacts of non-cash and certain non-comparable items such as straight-line rent and intangible asset and liability amortization resulting from acquisition accounting.  We present Core NOI, and Core EBITDA and Core FFO, as we believe certain investors and other users of our financial information use them as measures of the Company’s historical operating performance.  Specific to our U.S. Regional Mall portfolio, same store Core NOI is presented to exclude the effects of acquisitions, dispositions, and changes in ownership.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) AND CORE EBITDA

EBITDA is defined as net income (loss) attributable to common stockholders; adjusted to exclude interest expense net of interest income, warrant adjustment, income tax provision (benefit), discontinued operations, allocations to noncontrolling interests, depreciation and amortization.  EBITDA has been reflected on a proportionate basis.  “Core EBITDA” comprises EBITDA as defined immediately above and excludes certain non-cash and certain non-recurring items such as our Core NOI adjustments described above, provisions for impairment, emergence reorganization items, strategic initiatives and certain management and administration costs.

FUNDS FROM OPERATIONS (“FFO”) AND CORE FFO

The Company determines FFO based upon the definition set forth by National Association of Real Estate Investment Trusts (“NAREIT”). The Company determines FFO to be our share of consolidated net income (loss) computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding cumulative effects of accounting changes, excluding gains and losses from the sales of, or any impairment charges related to, previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon our economic ownership interest, and all determined on a consistent basis in accordance with GAAP.  As with our presentation of NOI and EBITDA, FFO has been reflected on a proportionate basis.

The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties.  FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life.  Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.   As with our presentation of Core NOI and Core EBITDA, Core FFO excludes from FFO certain items that are non-cash and certain non-comparable items such as our Core NOI adjustments, Core EBITDA adjustments, and FFO items such as FFO from discontinued operations, warrant liability adjustment, and interest expense on debt repaid or settled, all as a result of our emergence, acquisition accounting and other capital contribution or restructuring events.

RECONCILIATIONS OF NON-GAAP SUPPLEMENTAL FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

The Company presents NOI, EBITDA and FFO as they are financial measures widely used in the REIT industry.  In order to provide a better understanding of the relationship between our non-GAAP Supplemental Financial measures of NOI, Core NOI, EBITDA, Core EBITDA, FFO and Core

FFO, reconciliations have been provided as follows: a reconciliation of NOI and Core NOI to GAAP Operating Income (loss); a reconciliation of EBITDA and Core EBITDA to GAAP net income (loss) attributable to common stockholders; a reconciliation of Core FFO and FFO to GAAP net income (loss) attributable to common stockholders has been provided.  None of our non-GAAP Supplemental Financial measures represent cash flows from operating activities in accordance with GAAP, none should be considered as an alternative to GAAP net income (loss) attributable to common stockholders and none are necessarily indicative of cash available to fund cash needs.  In addition, the Company has presented such financial measures on a consolidated and unconsolidated basis (at the Company’s ownership share) as the Company believes that given the significance of the Company’s operations that are owned through investments accounted for on the equity method of accounting, the detail of the operations of the Company’s unconsolidated properties provides important insights into the income and FFO produced by such investments for the Company as a whole.

General Growth Properties, Inc.

Consolidated Statements of Operations(1)
(In thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Revenues:
Minimum rents	$395,649	$390,402	$783,639	$787,177
Tenant recoveries	180,189	176,607	359,591	358,792
Overage rents	8,165	5,997	21,445	16,488
Management fees and other corporate revenues	21,652	14,235	37,823	29,587
Other	18,473	15,616	33,600	31,065
Total revenues	624,128	602,857	1,236,098	1,223,109
Expenses:
Real estate taxes	59,127	60,541	116,918	119,331
Property maintenance costs	21,500	22,357	44,575	50,819
Marketing	7,512	6,059	14,441	12,345
Other property operating costs	97,271	94,616	188,252	187,243
(Recovery from) provision for doubtful accounts	(688)	1,319	1,774	1,234
Property management and other costs	39,179	44,638	81,171	92,338
General and administrative	10,865	2,219	21,119	2,720
Depreciation and amortization	191,563	227,340	409,128	455,140
Total expenses	426,329	459,089	877,378	921,170
Operating income	197,799	143,768	358,720	301,939
Interest income	875	553	1,541	1,232
Interest expense	(188,812)	(236,476)	(404,638)	(456,097)
Warrant liability adjustment	(146,588)	(94,769)	(289,700)	(18,321)
Gain from change in control of investment properties	18,547	—	18,547	—
Loss before income taxes, equity in income (loss) of Unconsolidated Real Estate Affiliates, discontinued operations and noncontrolling interests	(118,179)	(186,924)	(315,530)	(171,247)
Provision for income taxes	(1,709)	(887)	(3,104)	(3,928)
Equity in income (loss) of Unconsolidated Real Estate Affiliates	11,843	(9,433)	17,795	(12,366)
Loss from continuing operations	(108,045)	(197,244)	(300,839)	(187,541)
Discontinued operations	1,699	(4,869)	248	(7,638)
Net loss	(106,346)	(202,113)	(300,591)	(195,179)
Allocation to noncontrolling interests	(1,590)	(935)	(4,957)	(2,205)
Net loss attributable to common stockholders	$(107,936)	$(203,048)	$(305,548)	$(197,384)
Basic and Diluted Loss Per Share:
Continuing operations	$(0.12)	$(0.21)	$(0.33)	$(0.20)
Discontinued operations	—	(0.01)	—	(0.01)
Total basic and diluted loss per share	$(0.12)	$(0.22)	$(0.33)	$(0.21)

(1) Presented in accordance with GAAP.

General Growth Properties, Inc.

Consolidated Balance Sheets(1)

(In thousands)

	June 30, 2012	December 31, 2011
Assets:
Investment in real estate:
Land	$4,391,969	$4,623,944
Buildings and equipment	19,051,095	19,837,750
Less accumulated depreciation	(1,150,028)	(974,185)
Construction in progress	336,391	135,807
Net property and equipment	22,629,427	23,623,316
Investment in and loans to/from Unconsolidated Real Estate Affiliates	2,783,540	3,052,973
Net investment in real estate	25,412,967	26,676,289
Cash and cash equivalents	497,194	572,872
Accounts and notes receivable, net	227,783	218,749
Deferred expenses, net	175,263	170,012
Prepaid expenses and other assets	1,501,390	1,805,535
Assets held for disposition	—	74,694
Total assets	$27,814,597	$29,518,151
Liabilities:
Mortgages, notes and loans payable	$16,279,320	$17,143,014
Accounts payable and accrued expenses	1,284,085	1,445,738
Dividend payable	96,802	526,332
Deferred tax liabilities	29,146	29,220
Tax indemnification liability	303,750	303,750
Junior Subordinated Notes	206,200	206,200
Warrant liability	1,275,662	985,962
Liabilities held for disposition	—	74,795
Total liabilities	19,474,965	20,715,011
Redeemable noncontrolling interests:
Preferred	128,982	120,756
Common	123,145	103,039
Total redeemable noncontrolling interests	252,127	223,795
Equity:
Total stockholders’ equity	7,998,635	8,483,329
Noncontrolling interests in consolidated real estate affiliates	88,870	96,016
Total equity	8,087,505	8,579,345
Total liabilities and equity	$27,814,597	$29,518,151

(1) Presented in accordance with GAAP.

General Growth Properties, Inc.

Reconciliation of NOI, EBITDA, and FFO

For the Three Months Ended June 30, 2012 and 2011

(In thousands)

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
	Pro Rata Basis	Adjustments	Core	Pro Rata Basis	Adjustments	Core

Property revenues:
Minimum rents	$491,190	$5,411	$496,601	$472,645	$4,214	$476,859
Tenant recoveries	215,782	—	215,782	211,269	—	211,269
Overage rents	10,651	—	10,651	7,415	—	7,415
Other revenue	23,785	—	23,785	18,531	—	18,531
Noncontrolling interests	(3,275)	—	(3,275)	(3,324)	—	(3,324)
Total property revenues	738,133	5,411	743,544	706,536	4,214	710,750
Property operating expenses:
Real estate taxes	70,750	(1,578)	69,172	71,435	(1,578)	69,857
Property maintenance costs	25,670	—	25,670	26,586	—	26,586
Marketing	9,157	—	9,157	7,522	—	7,522
Other property operating costs	120,559	(1,612)	118,947	114,653	(1,681)	112,972
(Recovery from) provision for doubtful accounts	(680)	—	(680)	2,018	—	2,018
Total property operating expenses	225,456	(3,190)	222,266	222,214	(3,259)	218,955
NOI	$512,677	$8,601	$521,278	$484,322	$7,473	$491,795
Management fees and other corporate revenues	23,942	—	23,942	15,848	(195)	15,653
Property management and other costs	(44,985)	(424)	(45,409)	(50,050)	3,419	(46,631)
General and administrative	(13,972)	—	(13,972)	(5,852)	(9,952)	(15,804)
EBITDA	$477,662	$8,177	$485,839	$444,268	$745	$445,013
Depreciation on non-income producing assets	(2,007)	—	(2,007)	(859)	—	(859)
Preferred unit distributions	(2,336)	—	(2,336)	(2,336)	—	(2,336)
Interest income	1,993	—	1,993	3,223	—	3,223
Interest expense:
Default interest	(1,650)	1,650	—	(58,947)	58,947	—
Interest expense relating to extinguished debt	—	—	—	(4,681)	4,681	—
Mark-to-market adjustments on debt	6,386	(6,386)	—	5,048	(5,048)	—
Write-off of mark-to-market adjustments on extinguished debt	23,884	(23,884)	—	43,215	(43,215)	—
Debt extinguishment expenses	(13)	13	—	(2)	2	—
Interest on existing debt	(256,146)	—	(256,146)	(262,556)	—	(262,556)
Warrant liability adjustment	(146,588)	146,588	—	(94,769)	94,769	—
Provision for income taxes	(1,820)	1,820	—	(973)	973	—
Other FFO from noncontrolling interests	975	—	975	1,507	—	1,507
FFO from discontinued operations	1,833	(1,833)	—	20,617	(20,617)	—
FFO	$102,173	$126,145	$228,318	$92,755	$91,237	$183,992

General Growth Properties, Inc.

Reconciliation of NOI, EBITDA, and FFO

For the Six Months Ended June 30, 2012 and 2011

(In thousands)

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
	Pro Rata Basis	Adjustments	Core	Pro Rata Basis	Adjustments	Core

Property revenues:
Minimum rents	$973,809	$15,605	$989,414	$959,593	$(1,212)	$958,381
Tenant recoveries	432,566	—	432,566	428,805	—	428,805
Overage rents	27,567	—	27,567	19,588	—	19,588
Other revenue	46,268	—	46,268	37,414	—	37,414
Noncontrolling interests	(5,951)	—	(5,951)	(7,018)	—	(7,018)
Total property revenues	1,474,259	15,605	1,489,864	1,438,382	(1,212)	1,437,170
Property operating expenses:
Real estate taxes	140,458	(3,156)	137,302	141,482	(3,156)	138,326
Property maintenance costs	53,608	—	53,608	60,315	—	60,315
Marketing	17,721	—	17,721	15,394	—	15,394
Other property operating costs	237,790	(3,224)	234,566	225,207	(3,266)	221,941
Provision for doubtful accounts	2,039	—	2,039	2,964	—	2,964
Total property operating expenses	451,616	(6,380)	445,236	445,362	(6,422)	438,940
NOI	$1,022,643	$21,985	$1,044,628	$993,020	$5,210	$998,230
Management fees and other corporate revenues	41,640	—	41,640	32,346	(402)	31,944
Property management and other costs	(93,188)	(848)	(94,036)	(103,217)	10,396	(92,821)
General and administrative	(27,652)	—	(27,652)	(7,572)	(19,500)	(27,072)
EBITDA	$943,443	$21,137	$964,580	$914,577	$(4,296)	$910,281
Depreciation on non-income producing assets	(3,704)	—	(3,704)	(2,314)	—	(2,314)
Preferred unit distributions	(7,769)	3,098	(4,671)	(4,671)	—	(4,671)
Interest income	3,365	—	3,365	4,716	—	4,716
Interest expense:
Default interest	(3,103)	3,103	—	(61,066)	61,066	—
Interest expense relating to extinguished debt	—	—	—	(9,671)	9,671	—
Mark-to-market adjustments on debt	10,595	(10,595)	—	10,396	(10,396)	—
Write-off of mark-to-market adjustments on extinguished debt	22,962	(22,962)	—	43,215	(43,215)	—
Debt extinguishment expenses	(190)	190	—	(11)	11	—
Interest on existing debt	(511,960)	—	(511,960)	(519,826)	—	(519,826)
Warrant liability adjustment	(289,700)	289,700	—	(18,321)	18,321	—
Provision for income taxes	(3,318)	3,318	—	(4,108)	4,108	—
Other FFO from noncontrolling interests	2,706	—	2,706	3,895	—	3,895
FFO from discontinued operations	13,269	(13,269)	—	41,852	(41,852)	—
FFO	$176,596	$273,720	$450,316	$398,663	$(6,582)	$392,081

Reconciliation of NON-GAAP to GAAP Financial Measures

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Reconciliation of NOI to GAAP Operating Income
NOI:
Pro Rata basis	$512,677	$484,322	$1,022,643	$993,020
Unconsolidated Properties	(98,801)	(83,692)	(196,864)	(176,465)
Consolidated Properties	413,876	400,630	825,779	816,555
Management fees and other corporate revenues	21,652	14,235	37,823	29,587
Property management and other costs	(39,179)	(44,638)	(81,171)	(92,338)
General and administrative	(10,865)	(2,219)	(21,119)	(2,720)
Depreciation and amortization	(191,563)	(227,340)	(409,128)	(455,140)
Noncontrolling interest in NOI of Consolidated Properties and other	3,878	3,100	6,536	5,995
Operating income	$197,799	$143,768	$358,720	$301,939

Reconciliation of EBITDA to GAAP Net Loss Income Attributable to Common Stockholders
EBITDA:
Pro Rata basis	$477,662	$444,268	$943,443	$914,577
Unconsolidated Properties	(92,178)	(76,260)	(182,131)	(163,493)
Consolidated Properties	385,484	368,008	761,312	751,084
Depreciation and amortization	(191,563)	(227,340)	(409,128)	(455,140)
Noncontrolling interest in NOI of Consolidated Properties	2,969	3,100	5,627	5,995
Interest income	875	553	1,541	1,232
Interest expense	(188,812)	(236,476)	(404,638)	(456,097)
Warrant liability adjustment	(146,588)	(94,769)	(289,700)	(18,321)
Provision for income taxes	(1,709)	(887)	(3,104)	(3,928)
Equity in income (loss) of Unconsolidated Real Estate Affiliates	11,843	(9,433)	17,795	(12,366)
Discontinued operations	1,699	(4,869)	248	(7,638)
Gain from change in control of investment properties	18,547	—	18,547	—
Allocation to noncontrolling interests and other	(681)	(935)	(4,048)	(2,205)
Net loss attributable to common stockholders	$(107,936)	$(203,048)	$(305,548)	$(197,384)

Reconciliation of FFO to GAAP Net Loss Attributable to Common Stockholders
FFO:
Consolidated Properties	$47,694	$54,654	$69,870	$312,686
Unconsolidated Properties	54,479	38,101	106,726	85,977
Pro Rata basis	102,173	92,755	176,596	398,663
Depreciation and amortization of capitalized real estate costs	(234,673)	(273,497)	(498,986)	(553,122)
Gain from change in control of investment properties	18,547	—	18,547	—
Gains (losses) on sales of investment properties	3,226	(790)	5,327	2,624
Noncontrolling interests in depreciation of Consolidated Properties	1,973	1,627	3,729	4,014
Provision for impairment excluded from FFO of discontinued operations	—	—	(10,393)	—
Redeemable noncontrolling interests	833	1,464	2,150	1,426
Depreciation and amortization of discontinued operations	(15)	(24,607)	(2,518)	(50,989)
Net loss attributable to common stockholders	$(107,936)	$(203,048)	$(305,548)	$(197,384)

Reconciliation of Equity in NOI of Unconsolidated Properties to GAAP Equity in Income (Loss) of Unconsolidated Real Estate Affiliates
Equity in Unconsolidated Properties:
NOI	$98,801	$83,692	$196,864	$176,465
Net property management fees and costs	(3,516)	(3,799)	(8,200)	(8,120)
Net interest expense	(37,609)	(38,777)	(75,234)	(77,382)
General and administrative, provisions for impairment, income taxes and noncontrolling interest in FFO	(3,197)	(3,697)	(6,704)	(4,988)
FFO of discontinued Unconsolidated Properties	—	682	—	2
FFO of Unconsolidated Properties	54,479	38,101	106,726	85,977
Depreciation and amortization of capitalized real estate costs	(45,117)	(47,457)	(93,562)	(101,553)
Other, including gain on sales of investment properties	2,481	(77)	4,631	3,210
Equity in income (loss) of Unconsolidated Real Estate Affiliates	$11,843	$(9,433)	$17,795	$(12,366)